Exhibit 5.1

January 14, 2013

Aegerion Pharmaceuticals, Inc.

101 Main Street, Suite 1850

Cambridge, MA 02142

Re:	Registration Statements on Form S-3 (File Nos. 333-177967 and 333-185963)

Ladies and Gentlemen:

We have acted as counsel to Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 3,110,449 shares of the common stock, $0.001 par value per share (the “Shares”), of the Company pursuant to the Company’s shelf registration statement on Form S-3, as amended, initially filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2011 (the “Shelf Registration Statement”), which was declared effective by the Commission on December 19, 2011, and the Company’s registration statement on Form S-3 filed with the Commission on January 10, 2013 (the “462(b) Registration Statement” and together with the Shelf Registration Statement, the “Registration Statements”), which became effective immediately upon filing. Reference is made to our opinion letter dated January 10, 2013 and included as Exhibit 5.1 to the 462(b) Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement filed by the Company with the Commission on January 14, 2013 (the “Prospectus Supplement”) pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the offering by the Company of the Shares. The Shares are being sold pursuant to an underwriting agreement, dated as of January 11, 2013 (the “Underwriting Agreement”), among the Company and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K that is incorporated by reference in the Registration Statements and to the references to our firm under the caption “Legal Matters” in the Shelf Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP